FOR IMMEDIATE RELEASE

Contact: Tom Hoyer Executive Vice President, Chief Financial Officer (954) 759-6991	John Scherer Vice President, Treasurer (954) 760-6556

NATIONSRENT COMPANIES, INC. ANNOUNCES CONSENT SOLICITATION
RELATING TO ITS OUTSTANDING 9.5% SENIOR SECURED NOTES DUE 2010

FORT LAUDERDALE, FL, APRIL 14, 2005 – NationsRent Companies, Inc. (the “Company”) announced today that it has commenced a consent solicitation relating to its outstanding 9.5% Senior Secured Notes due 2010 (the “Notes”). The outstanding Notes (CUSIP No. 63860B AC 6) have an aggregate principal amount of $250 million and are issued under an indenture dated October 23, 2003, as amended (the “Indenture”).

The consent solicitation is made upon the terms and conditions in the Consent Solicitation Statement and related Consent Letter dated April 14, 2005. The consent solicitation will expire at 5:00 p.m. (New York City time) on April 20, 2005, unless extended (the “Expiration Date”).

The Company is soliciting the consent of the holders of the Notes to amend the Indenture to permit the Company to repurchase all of the Company’s outstanding 6.5% convertible subordinated notes due 2008.

Subject to certain conditions set forth in the Consent Solicitation Statement, the Company will pay a consent payment of $1.25 per $1,000 principal amount of Notes to each holder that has delivered (and not revoked) a valid consent on or before the Expiration Date.

The Company has retained Jefferies & Company, Inc. as solicitation agent and Wilmington Trust Company as tabulation agent for the consent solicitation. Requests for documents may be directed to Wilmington Trust Company, the tabulation agent, by telephone at (302) 636-6470. Questions regarding the consent solicitation may be directed to Jefferies & Company, Inc., the solicitation agent, Attention: Travis Black at (973) 912-2762.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.

The Company is headquartered in Fort Lauderdale, Florida, and is one of the country's leading full service equipment rental companies and operates 267 locations (including 100 at Lowe’s Home Improvement locations) in 26 states. The Company’s stores offer a broad range of high-quality construction equipment with a focus on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the U.S. More information is available at http://www.nationsrent.com.

All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors that include, but are not limited to, risks associated with the economy in general or construction spending in particular, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company has no current intention or obligation to update these forward-looking statements, even if its situation or expectations change in the future.